Exhibit 10.18 Consulting Agreement between Flushing Savings Bank, FSB, Flushing Financial Corporation and Gerard P. Tully, Sr.

AGREEMENT

          Agreement effective as of December 1, 2008, between Flushing Savings Bank, FSB, a federal savings bank (the “Bank”), Flushing Financial Corporation, a Delaware corporation (the “Company”) and Gerard P. Tully, Sr. (“Mr. Tully”).

WITNESSETH:

                              A. Mr. Tully is Chairman of the Board of Directors of the Bank and Chairman of the Board of Directors of the Company (collectively referred to as “Chairman”);

                              B. The Bank and Company recognize that Mr. Tully, as Chairman, devotes substantial time to the business affairs of the Bank and the Company above and beyond that required of directors; and

                              C. The Bank and the Company desire to have availability the leadership, advice and counsel of Mr. Tully and the parties wish to formalize the arrangement whereby Mr. Tully receives compensation for his additional services as Chairman.

                             NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                     1.    Term. The term of this Agreement shall commence on December 1, 2008 and end on November 30, 2009, unless the Agreement is terminated earlier as provided in Section 7.

                     2.    Services. During the term of this Agreement, Mr. Tully shall consult with and advise the officers of the Bank and the Company and their respective Boards concerning the business and financial affairs of the Bank and Company. Mr. Tully shall be free to exercise his own discretion and judgment in the performance of such services and with respect to the time, place, method, and manner of performance, subject to his fiduciary obligations to the Bank and the Company as a director and Chairman. Mr. Tully is expected periodically to meet in person and to confer by telephone with Senior Officers, but shall not be required to perform all of such services on the premises of the Bank or the Company.

                     3.    Compensation. During the term of this Agreement, the Bank and the Company will pay Mr. Tully an aggregate fee of $13,333.33 per month. Payment will be made on the last business day of the month for which the fee is paid.

                     4.    Expenses. Mr. Tully shall be reimbursed for expenses reasonable and necessarily incurred by him in connection with the performance of his services under this Agreement, in accordance with the Bank’s and the Company’s then applicable polices and procedures (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred). Reimbursement of expenses for any calendar year shall not affect the amount eligible for reimbursement in any other calendar year, and such reimbursement may not be exchanged for cash or another benefit. Mr. Tully shall furnish the Bank and the Company with appropriate documentation required by the Internal Revenue Code and regulations thereunder or otherwise reasonably required under the Bank’s and the Company’s policies in connection with such expenses.

                     5.    Independent Contractor Status. Mr. Tully’s services under this Agreement shall be provided by him as an independent contractor in his capacity as Chairman. Nothing contained in this Agreement or in the performance of the services hereunder shall be construed as creating the relationship of the employer and employee between the Bank or the Company and Mr. Tully. Mr. Tully understands that he will not be entitled to receive any insurance or other employee benefits provided by the Bank and the Company to its employees. The Bank and the Company shall not withhold federal, state of local taxes with respect to the compensation payable to Mr. Tully under this Agreement.

                     6.    Termination. This Agreement shall terminate immediately in the event Mr. Tully ceases to be Chairman. Upon such termination, Mr. Tully shall be paid any amounts then due under Sections 3 and 4, including his full monthly fee the month in which the termination occurred without regard to the day of the month on which it occurred. Notwithstanding the preceding sentence, in the even Mr. Tully ceases to be Chairman within three months following a “Change in Control”, as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation, then upon termination of this Agreement, Mr. Tully shall be paid in one lump sum the amount of the aggregate fees that Mr. Tully would have earned if he had continued to serve until the end of the term of this Agreement, either as stated in Section 1 or as later extended.

                     7.    Entire Agreement; Modifications. This Agreement supersedes the Agreement between the parties dated as of December 1, 1995, as amended, and contains the entire understanding between the parties with respect to the subject matter hereof, and may not be altered, varied, revised, or amended except by an instrument in writing signed by Mr. Tully, the Bank and the Company subsequent to the date of this Agreement.

                     8.    Assignment. This Agreement is for the personal services of Mr. Tully and shall not be assignable by Mr. Tully.

                     IN WITNESS WHEREOF, Mr. Tully, the Bank and the Company have caused this Agreement to executed as of this 16th day of December, 2008.

FLUSHING SAVINGS BANK, FSB

By: /s/ John R, Buran

FLUSHING FINANCIAL CORPORATION

By: /s/ John R. Buran

/s/ Gerard P. Tully, Sr.
Gerard P. Tully, Sr.